Exhibit 99

Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 1 (415) 973-5930 | www.pgecorp.com

Nov. 6, 2015

PG&E CORPORATION APPOINTS JASON P. WELLS SVP & CHIEF FINANCIAL OFFICER

SAN FRANCISCO, Calif.– PG&E Corporation today announced the appointment of Jason P. Wells as Senior Vice President and Chief Financial Officer, effective January 1, 2016.

Wells will succeed Kent Harvey, who is retiring in the first half of 2016 after 33 years with PG&E.  To facilitate an effective transition, Wells will assume his new role on January 1, and Harvey will serve as Senior Vice President, Finance, for PG&E Corporation until his retirement.

“Jason is a proven leader in our organization. He has an exceptional understanding not only of finance but also of the company and the industry. He has been instrumental in working with the senior leaders of this company to implement and lead our integrated planning process as well as other key enterprise-wide initiatives. His new role will allow him to continue to help position PG&E for a successful future,” said Tony Earley, PG&E Corporation chairman, CEO and president.

Currently, Wells is Vice President, Business Finance for Pacific Gas and Electric Company. He is responsible for overseeing the utility's financial planning, budgeting, economic analysis and performance improvement.

Wells began his career at PricewaterhouseCoopers, LLC, where he led audit teams for a variety of energy and utility clients. In 2007, Wells joined PG&E as the director of technical accounting; he was promoted to senior director of corporate accounting and assistant controller in 2008. Wells was appointed to his current role in October 2011.

He earned his bachelor's and master's degrees in accounting from the University of Florida. Wells is a Certified Public Accountant in the state of Florida.

Wells is a member of the board and treasurer of Habitat for Humanity Greater San Francisco.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves about 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit the Web site at http://www.pgecorp.com.